SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 5, 2003

The Liberty Corporation

(Exact name of Registrant as Specified in Charter)

South Carolina	1-5846	57-0507055

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

135 South Main Street, Greenville, SC	29601

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (864) 241-5400

n/a

(Former Name or Former Address, if Changed Since Last Report)

ITEM 12. DISCLOSURE OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

[LIBERTY CORPORATION LETTERHEAD]

     For further information: Howard Schrott, 864-241-5400

LIBERTY CORPORATION REPORTS SECOND QUARTER RESULTS

Greenville, SC (August 5, 2003) — The Liberty Corp. (NYSE: LC) today reported financial results for the second quarter and six months ended June 30, 2003. Liberty owns and operates 15 network-affiliated television stations along with other ancillary businesses.

     For the quarter, net revenue was $51.7 million compared with $51.8 million for the prior year, a difference of less than one percent, while broadcast operating profit was $21.2 million, compared with $22.6 million in the prior year, a decrease of six percent. Year to date, net revenue increased one percent to $95.6 million while broadcast operating profit decreased six percent to $35.9 million. A reconciliation

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LC Reports Second Quarter Results

August 5, 2003

of broadcast operating profit to operating income is presented below. For the quarter and year to date, operating income was $11.5 million and $17.0 million, respectively, compared with $14.1 million and $20.7 million, respectively, in the prior-year periods.

     “Our stations continue to perform as well as any in the business,” said Hayne Hipp, Chief Executive Officer of Liberty. “In the first six months of last year we had over $6.0 million of revenue associated with politics and the Olympics, which were replaced by focusing on our core local and national advertising. This continues to prove that investing our resources to deliver quality local news and information pays returns in both ratings and revenue.”

     Broadcast operating profit, a measurement of earnings, (previously referred to as “broadcast cash flow” in prior Company releases) is used by the Company to evaluate the operating performance of its media properties, and is not a measure of financial performance under generally accepted accounting principles (GAAP). Broadcast operating profit is not a standardized measure and may be calculated in a number of ways. Liberty defines broadcast operating profit as operating income plus depreciation and amortization, cash earned in excess of revenue recorded on network affiliation contracts, non-cash compensation, and corporate cash expenses.

     A major group broadcaster, Liberty owns fifteen network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX).

LC Reports Second Quarter Results

August 5, 2003

     For further information about Liberty, visit the corporate website, http://www.libertycorp.com/

* * * * *

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of the Company, is or may be viewed as forward-looking. The words “expect,” “believe,” “anticipate” or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company’s products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.

THE LIBERTY CORPORATION
Income Statement Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,

(In 000's, except per share data)	2003	2002	2003	2002

	(Unaudited)
REVENUES
Station revenues (net of commissions)	$47,725	$47,586	$88,300	$87,096
Cable advertising and other revenues	3,941	4,219	7,295	7,535

Net revenues	51,666	51,805	95,595	94,631
EXPENSES
Operating expenses	30,305	28,897	59,504	55,754
Amortization of program rights	1,744	1,864	3,460	3,716
Depreciation and amortization of intangibles	4,522	4,190	8,822	8,910
Corporate, general, and administrative expenses	3,583	2,795	6,825	5,600

Total operating expenses	40,154	37,746	78,611	73,980
Operating income	11,512	14,059	16,984	20,651
Net investment income (loss)	(644)	198	(748)	200

Income before income taxes	10,868	14,257	16,236	20,851
Provision for income taxes	4,076	5,417	6,089	7,923

Income before the cumulative effect of a change in accounting principle	6,792	8,840	10,147	12,928
Cumulative effect of a change in accounting principle	—	—	—	(47,388)

NET INCOME (LOSS)	$6,792	$8,840	$10,147	$(34,460)

DILUTED EARNINGS (LOSS) PER SHARE:
Diluted earnings before the cumulative effect of a change in accounting principle per common share	$0.35	$0.44	$0.53	$0.65
Cumulative effect of a change in accounting principle	—	—	—	(2.38)

Diluted earnings (loss) per common share	$0.35	$0.44	$0.53	$(1.73)

Weighted average common dilutive shares	19,229	19,902	19,283	19,882
Actual common and common equivalent shares outstanding at end of period	19,237	19,787	19,237	19,787

RECONCILIATION OF OPERATING INCOME TO BROADCAST OPERATING PROFIT
Operating income per income statement	$11,512	$14,059	$16,984	$20,651
Add:
Depreciation and amortization	4,522	4,190	8,822	8,910
Adj. for network compensation due vs. accrued	1,232	1,232	2,466	2,466
Non-cash compensation	757	600	1,997	1,215
Corporate cash expenses	3,205	2,550	5,603	5,106

Broadcast operating profit	$21,228	$22,631	$35,872	$38,348

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE LIBERTY CORPORATION

By:	/s/	Martha Williams
	Name:	Martha Williams
	Title:	Vice President, General Counsel and Secretary

August 5, 2003